Exhibit 99.1

NEWS RELEASE
Del Monte Foods Company P.O. Box 193575
San Francisco, CA 94119-3575
DEL MONTE FOODS COMPANY REPORTS
FISCAL 2006 THIRD QUARTER

SAN FRANCISCO, March 2, 2006- Del Monte Foods Company (NYSE: DLM):
Announcement Highlights
•	Q3 net sales increased 2.0% year-over-year, driven primarily by successful pricing actions and new products

•	Diluted EPS from continuing operations was $0.26 in Q3F06 compared to $0.23 (including $0.01 integration expense) in Q3F05

•	The Company continued to experience increased inflationary and other costs

•	The Company also announced two major milestones as it executes against Project Brand – the acquisition of Meow Mix Holdings, Inc. (“Meow Mix”) and the divestiture of private label soup and infant feeding businesses
Del Monte Foods Third Quarter Results
Del Monte Foods Company today reported income from continuing operations of $52.0 million and diluted earnings per share of $0.26 for the third quarter ended January 29, 2006, compared to income from continuing operations of $48.6 million and $0.23 per diluted share for the prior year period, including $0.01 of integration expense.
Third quarter net sales of $878.5 million increased 2.0% from prior year period net sales of $861.3 million. The increase in net sales was driven primarily by increased pricing and volume growth from new products. These gains were partially offset by lower volume in large part reflecting volume loss associated with price increases (elasticity) which was in the expected range.
Del Monte’s year-over-year third quarter earnings increase was driven by this solid top-line performance, as well as by several combined factors, including lower interest expense, the absence of integration expense, lower overhead expenses and the benefits from the share repurchase program, partially offset by increased steel, energy, logistics and other transportation-related costs.

“We are pleased with our third quarter results, which reflect continued execution of our brand-focused strategic plan. Positive pricing and new product introductions, both enabled by our strong brands, drove solid, top-line growth,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “While, steel, energy and transportation cost increases continue to pressure margins, going forward we believe that focused execution on our strategic plan will help us combat these inflationary costs and deliver increased value to shareholders.”
“Importantly, the acquisition of Meow Mix and the sale of our private label soup and infant feeding businesses, which we also announced today, are two key milestones in our execution of Project Brand,” continued Mr. Wolford. “These two transactions represent major steps in Del Monte’s strategic commitment to expand its portfolio of higher margin businesses in fast growing categories with leading brands that can support ongoing innovation. Together, these transactions will enhance the margin and growth potential of the entire Company and catapult us toward our goal of creating a more value-added, branded consumer packaged food company.”
Consumer Products
For the third quarter, Consumer Products net sales were $651.2 million, an increase of 2.0% over net sales of $638.3 million in the prior year period. The increase was driven primarily by higher pricing, as well as volume growth from new products including StarKist Tuna Fillets. These gains were partially offset by lower volume in large part reflecting expected volume loss associated with price increases.
Consumer Products operating income decreased 5.4% from $74.2 million in third quarter fiscal 2005 to $70.2 million in third quarter fiscal 2006, as the increase in sales was more than offset by increased steel, energy, logistics and other transportation-related costs.
Pet Products
For the third quarter, Pet Products net sales were $227.3 million, an increase of 1.9% over net sales of $223.0 million in the prior year period. The increase was driven primarily by increased volume from new products in the pet snacks and dry dog businesses, including Kibbles ‘n Bits Homestyle Beef and Meaty Bone Denta Delicious. The positive new product growth was partially offset by the expected decrease in volume when compared to higher prior year 9Lives restage promoted volume.
Pet Products operating income increased 22.5% from $37.8 million in third quarter fiscal 2005 to $46.3 million in third quarter fiscal 2006. The increase was driven by lower SG&A, reflecting the absence of prior year litigation expense and lower year-over-year marketing expense, largely reflecting the absence of the prior year period’s 9Lives restage investment. This SG&A reduction was partially offset by higher customer delivery costs.
Del Monte Foods Nine Months Ended January 29, 2006 Results
The Company reported income from continuing operations of $111.0 million and diluted earnings per share of $0.54 for the nine months ended January 29, 2006, compared to income from continuing operations of $99.0 million and $0.47 per diluted share for the prior year period, including $0.05 of integration expense.
Net sales for the nine months ended January 29, 2006 increased 4.2% from prior year period net sales of $2,333.9 million to $2,431.9 million. The increase in net sales was driven primarily by increased pricing partially offset by lower volume, as volume loss associated with price increases slightly offset positive new and existing product volume.
Del Monte’s year-over-year earnings increase for the nine months ended January 29, 2006 was driven primarily by the positive top-line performance, offset by increased steel, energy, logistics and other transportation-related costs, higher fish costs and increased SG&A. The absence of integration expense, lower interest expense and the benefits from the share repurchase program also contributed to higher earnings per share.
Outlook
For fiscal 2006, the Company expects to deliver sales growth above its previously announced 1 to 3% sales growth guidance range. Additionally, the Company continues to anticipate delivering full-year fiscal 2006 earnings per share at the low end of its original $0.75 to $0.80 guidance, which includes estimated earnings per share of $0.09 from the private label soup and infant feeding businesses which will be reported as discontinued operations. The Company also anticipates a small, one-time gain from the sale of infant feeding and private label soup businesses. On a continuing operations basis, the Company expects to deliver earnings per share of $0.66 to $0.71.
The Company continues to expect cash provided by operating activities, less cash used in investing activities, of approximately $190 to $200 million.
Fiscal 2005 net sales were $3,180.9 million. The Company reported diluted earnings per share of $0.56 and earnings per share from continuing operations of $0.56 for fiscal 2005, which included $0.07 of integration expense, $0.10 of refinancing expense and $0.02 of litigation expenses.
For the fiscal 2006 fourth quarter, the Company expects to deliver sales growth of approximately 1 to 3% over net sales of $847.0 million in the fourth quarter of fiscal 2005. Including both continued and discontinued operations, diluted earnings per share is expected to be approximately $0.18 to $0.23. The Company reported diluted earnings per share of $0.09 from continuing operations for the fourth quarter of fiscal 2005, which included $0.03 of integration expense, $0.10 of refinancing expense and $0.01 of litigation expenses.
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2005. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, College Inn®, 9Lives®, Kibbles ‘n Bits®, Pup-Peroni®, Snausages®, Pounce® and Meaty Bone®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.
Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss its fiscal 2006 third quarter at 8:00 a.m. PT (11:00 a.m. ET) today. The webcast slide presentation and historical, quarterly results can be accessed at www.delmonte.com/Company/investors. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1- 877-709-5341 (1-517-308-9005 outside the U.S. and Canada), verbal code: Del Monte Foods. The web cast and slide presentation will be available online following the presentation.
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and business plans as well as the planned acquisition and sale announced separately today.
Factors that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; cost and availability of commodities, ingredients and other raw materials, including without limitation, steel, energy, fuel, grains, meat by-products and tuna; logistics and other transportation-related costs; ability to increase prices and reduce costs; our debt levels and ability to service our debt; costs and results of efforts to improve the performance and market share of our businesses; reduced sales, disruptions, costs or other charges to earnings that may be generated by our strategic plan, including related disposition efforts; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired business; matters that may effect the disposition of the private label soup and infant feeding businesses, the acquisition of Meow Mix Holdings, Inc. or the impact of such transactions, including as described in today’s release relating to such transactions; effectiveness of marketing, pricing and trade promotion programs; changing consumer and pet preferences; timely launch and market acceptance of new products; competition, including pricing and promotional spending levels by competitors; product liability claims; weather conditions; crop yields; changes in U.S., foreign or local tax laws and effective rates; interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; changes in business strategy or development plans; availability, terms and deployment of capital; dependence on co-packers, some of whom may be competitors or sole-source suppliers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations; litigation; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.
These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Del Monte Foods Company — Selected Financial Information
Net Sales by Segment
(In millions)

	Three Months Ended		Nine Months Ended
	January 29,	January 30,	January 29,	January 30,
Net Sales:	2006	2005	2006	2005
Consumer Products	$651.2	$638.3	$1,801.4	$1,714.4
Pet Products	227.3	223.0	630.5	619.5

Total company	$878.5	$861.3	$2,431.9	$2,333.9

Operating Income by Segment
(In millions)

	Three Months Ended		Nine Months Ended
	January 29,	January 30,	January 29,	January 30,
Operating Income:	2006	2005	2006	2005
Consumer Products	$70.2	$74.2	$176.8	$183.3
Pet Products	46.3	37.8	103.1	86.1
Corporate (a)	(12.5)	(7.6)	(36.1)	(30.8)

Total company	$104.0	$104.4	$243.8	$238.6

(a)	Corporate represents expenses not directly attributable to reportable segments.

Selected Balance Sheet Data

(In millions)	As of
	January 29,	May 1,
	2006	2005
Cash and cash equivalents	$94.6	$145.9
Trade accounts receivable, net of allowance	218.2	212.6
Inventories	1,024.6	825.1
Total assets	3,630.6	3,530.6
Accounts payable and accrued expenses	462.8	387.3
Short-term borrowings	1.8	1.0
Long-term debt, including current portion	1,305.0	1,306.1
Stockholders’ equity	1,246.5	1,260.6
Selected Cash Flow Data

(In millions)	Nine Months Ended
	January 29,	January 30,
	2006	2005

Net cash provided by (used in) operating activities	$86.5	$(5.8)

Net cash used in investing activities	(13.1)	(41.2)

Total	73.4	(47.0)

Net cash provided by (used in) financing activities	(124.0)	17.4

Depreciation and amortization	70.9	68.2
Other Financial Data

(In millions)	As of
	January 29,	May 1,	January 30,
	2006	2005	2005

Short-term borrowings	$1.8	$1.0	$14.9
Current portion of long-term debt	10.1	1.7	6.3
Long-term debt (excluding current portion)	1,294.9	1,304.4	1,363.9

Total Debt	1,306.8	1,307.1	1,385.1

Cash and cash equivalents	94.6	145.9	8.6

Total Debt Net of Cash	$1,212.2	$1,161.2	$1,376.5

DEL MONTE FOODS COMPANY
Consolidated Statements of Income
(In millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	January 29,	January 30,	January 29,	January 30,
	2006	2005	2006	2005
Net sales	$878.5	$861.3	$2,431.9	$2,333.9
Cost of products sold	638.3	629.1	1,798.4	1,732.5

Gross profit	240.2	232.2	633.5	601.4
Selling, general and administrative expense	136.2	127.8	389.7	362.8

Operating income	104.0	104.4	243.8	238.6
Interest expense	22.7	25.9	66.8	76.4
Other (income) expense	(0.1)	0.1	1.0	2.6

Income from continuing operations before income taxes	81.4	78.4	176.0	159.6
Provision for income taxes	29.4	29.8	65.0	60.6

Income from continuing operations	52.0	48.6	111.0	99.0

Income (loss) from discontinued operations before income taxes	(0.2)	—	1.2	(0.7)
Provision (benefit) for income taxes	(0.1)	0.1	0.2	(0.3)

Income (loss) from discontinued operations	(0.1)	(0.1)	1.0	(0.4)

Net income	$51.9	$48.5	$112.0	$98.6

Earnings per common share (EPS)
Basic:
Basic Average Shares	199,719,243	210,956,990	202,345,229	210,329,324
EPS — Continuing Operations	$0.26	$0.23	$0.55	$0.47
EPS — Discontinued Operations	—	—	—	—

EPS — Total	$0.26	$0.23	$0.55	$0.47

Diluted:
Diluted Average Shares	201,917,511	212,708,244	204,560,130	212,155,196
EPS — Continuing Operations	$0.26	$0.23	$0.54	$0.47
EPS — Discontinued Operations	—	—	—	—

EPS — Total	$0.26	$0.23	$0.54	$0.47

CONTACTS:

Media	Analysts
Brandy Bergman/Robin Weinberg	Jennifer Garrison
Citigate Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382
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